EXHIBIT 99.1

February 12, 2004

Madeline Hopkins	Michael J. Ruane
(484) 582-5506	(484) 582-5405	www.sungard.com

SunGard Announces Record Results for 2003

Net Income per Share Grew 13%; Revenue Grew 14%

Wayne, PA—SunGard (NYSE:SDS), a global leader in integrated software and processing solutions for financial services and the pioneer and leading provider of information availability services, reported today that net income for the year ended December 31, 2003 was $370 million, a 14% increase over $326 million for 2002.

Full-year 2003 diluted net income per share was $1.27, up 13% over comparable results of $1.12 in 2002. Merger costs and related items were less than $0.01 per share in 2003 and were $0.03 per share in 2002. Diluted net income per share before merger costs increased 10% for the year.

Net income for the quarter ended December 31, 2003 was $112 million, a 17% increase over the $96 million reported in the fourth quarter of 2002. The related diluted net income per share was $0.38 for the quarter, up 15% over the $0.33 reported in 2002. The fourth quarter diluted net income per share in 2003 included $0.01 per share benefit from the reversal of previously-recorded merger costs. Diluted net income per share before merger costs was $0.37 for the quarter, representing an increase of 12% from the fourth quarter of last year. Details concerning merger costs and related items are described in the Notes attached to this release.

Revenue for full-year 2003 was $2.96 billion, an increase of 14% over the $2.59 billion reported for 2002. Revenue for the fourth quarter was $804 million, an increase of 15% over the $702 million reported in the fourth quarter of 2002. Revenue from businesses owned for at least a year (internal revenue) was flat for 2003 and increased 2% in the fourth quarter.

“SunGard grew stronger in 2003 and posted record revenue and net income,” commented Cristóbal Conde, president and chief executive officer. “We continued to expand our business and enhanced our already extensive range of solutions and capabilities through a combination of product development and acquisitions. We also deepened our customer relationships and benefited from customers wanting to do more business with fewer, more strategic vendors. SunGard’s competitiveness is stronger than ever.”

“In formulating our outlook for 2004, we followed our usual bottoms-up approach and assumed the continuation of the current demand environment for our products and services. Our outlook for 2004 diluted net income per share, excluding merger costs and related items, is in the range of $1.37 to $1.42 per share, representing growth of between 8% and 12%. Because the timing and magnitude of merger costs are unpredictable, this outlook assumes no merger-related items in 2004,” added Mr. Conde.

Investment Support Systems (ISS) revenue grew 14% to $1.61 billion for the year. Quarter-over-quarter revenue grew by 20% to $455 million. ISS internal revenue declined 2% for the year but grew 2% in the fourth quarter. ISS license sales were $151 million for the year and $56 million for the quarter.

Availability Services revenue increased 11% to $1.17 billion for the year. Quarter-over-quarter revenue increased 4% to $302 million.

Other Businesses revenue increased 35% to $179 million for the year due to the acquisition last March of H.T.E., Inc. The previously announced acquisition of Systems & Computer Technology Corporation (SCT) closed today, for total cash consideration of approximately $590 million. As a result, this segment is now named “Higher Education and Public Sector Systems.”

SunGard has exceptional financial strength and flexibility, enabling it to further invest in its existing businesses and to pursue acquisition opportunities. Cash balances as of December 31, 2003 were $479 million and total debt was $200 million. For 2003, cash flow from operations was approximately $645 million. Year-over-year cash balances increased $39 million after spending $435 million on nine acquisitions, $212 million on capital expenditures company wide and a $6 million reduction in total debt. On January 15, 2004, SunGard borrowed $500 million by issuing two tranches of unsecured senior notes: $250 million of 3.75% notes due January 15, 2009, and $250 million of 4.875% notes due January 15, 2014. The net proceeds from the sale of the notes were used to acquire SCT.

Webcast

SunGard will hold its quarterly earnings conference call at 9:00 a.m. EST tomorrow, February 13, 2004. You may listen to the call live at www.vcall.com. An audio replay of the call will be available from noon tomorrow through Friday, February 20, 2004 at www.vcall.com and at (719) 457-0820, passcode #507082. A copy of this press release and additional financial and statistical data can be found at www.sungard.com by clicking on “Investors” and “SunGard Financial Reports.” All statements made by SunGard officers on the earnings conference call and the information posted on the SunGard Web site are the copyrighted property of SunGard. Recording of the earnings conference call is prohibited without the express prior written consent of SunGard.

About SunGard

SunGard is a global leader in integrated software and processing solutions, primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 20,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenues of $3 billion. Visit SunGard at www.sungard.com.

Trademark Information: SunGard and the SunGard logo are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Certain of the matters we discuss in this press release, including SunGard’s outlook and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown on information technology spending levels, trading volumes and services revenues, and including the fact that the economic slowdown has left many companies with excess data center capacity that provides them with the capability for in-house high-availability solutions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms, and including the market and credit risks associated with clearing broker operations; the integration of acquired businesses, the performance of acquired businesses including Systems & Computer Technology Corporation, and the prospects for future acquisitions; the effect of war, terrorism or catastrophic events; the timing and magnitude of software sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results, as and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2002, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Data Systems Inc.

Consolidated Income Statements

(in thousands, except per-share amounts)

			(unaudited)
	Year Ended December 31,		Three Months Ended December 31,
	2003	2002	2003	2002
Revenues:
Services	$2,661,409	$2,335,093	$705,446	$621,828
License and resale fees	209,756	195,222	73,432	60,631

Total products and services	2,871,165	2,530,315	778,878	682,459
Reimbursed expenses	84,087	62,922	25,423	19,312

	2,955,252	2,593,237	804,301	701,771

Costs and expenses:
Cost of sales and direct operating	1,291,925	1,101,839	345,381	285,903
Sales, marketing and administration	536,069	504,737	143,091	141,878
Product development	194,790	158,844	53,769	40,500
Depreciation and amortization	222,725	202,963	54,017	54,603
Amortization of acquisition-related intangible assets	88,681	65,098	24,960	17,316
Merger costs	(2,547)	12,523	(4,565)	187

	2,331,643	2,046,004	616,653	540,387

Income from operations	623,609	547,233	187,648	161,384
Interest income	6,048	8,408	1,759	2,155
Interest expense	(11,653)	(13,074)	(3,799)	(2,478)
Other income (expense)	(2,880)	730	—	—

Income before income taxes	615,124	543,297	185,608	161,061
Income taxes	244,814	217,656	73,582	65,203

Net income	$370,310	$325,641	$112,026	$95,858

Basic net income per common share	$1.30	$1.15	$0.39	$0.34

Shares used to compute basic net income per common share	285,679	282,420	287,794	283,353

Diluted net income per common share	$1.27	$1.12	$0.38	$0.33

Shares used to compute diluted net income per common share	292,067	289,654	295,082	288,419

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Supplemental Income Statement Information

(in thousands)

			(unaudited)
	Year Ended December 31,		Three Months Ended December 31,
	2003	2002	2003	2002
Revenues: (See Note 2)
Investment support systems	$1,605,741	$1,408,143	$455,147	$379,477
Availability services	1,170,571	1,052,500	301,797	290,346
Other businesses	178,940	132,594	47,357	31,948

	$2,955,252	$2,593,237	$804,301	$701,771

Income from operations:
Investment support systems	$301,745	$320,830	$88,364	$87,489
Availability services	339,746	257,809	100,557	80,193
Other businesses	22,072	19,141	5,513	3,612
Corporate administration	(42,501)	(38,024)	(11,351)	(9,723)
Merger costs	2,547	(12,523)	4,565	(187)

	$623,609	$547,233	$187,648	$161,384

Operating margin: (See Note 2)
Investment support systems	18.8%	22.8%	19.4%	23.1%

Availability services	29.0%	24.5%	33.3%	27.6%

Other businesses	12.3%	14.4%	11.6%	11.3%

Total	21.1%	21.1%	23.3%	23.0%

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	December 31, 2003	December 31, 2002
Assets:
Current:
Cash and equivalents	$478,941	$439,735
Accounts receivable, net	623,092	566,548
Clearing broker assets	126,250	—
Prepaid expenses and other current assets	135,009	128,733

Total current assets	1,363,292	1,135,016
Property and equipment, net	562,325	566,199
Software products, net	220,091	132,083
Deferred income taxes and other assets, net	500,001	509,248
Goodwill	1,354,398	939,050

	$4,000,107	$3,281,596

Liabilities and Stockholders’ Equity:
Current:
Short-term and current portion of long-term debt	$12,943	$18,128
Accounts payable and accrued expenses	396,086	426,294
Clearing broker liabilities	120,357	—
Deferred revenue	517,999	426,811

Total current liabilities	1,047,385	871,233
Long-term debt	186,854	187,964
Stockholders’ equity	2,765,868	2,222,399

	$4,000,107	$3,281,596

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Net Income to Net Income Excluding Merger-Related Items

The Company has an active acquisition program, but does not budget for acquisitions because it cannot predict when transactions will occur or how much merger costs and related items, if any, will be recorded as expenses. Most merger costs are not recorded as expenses because they are required to be capitalized as part of the purchase price. Expensed merger-related items may not occur in every reporting period, and when they do occur, may fluctuate significantly in amount. Accordingly, when assessing its financial results, the Company focuses on results before merger-related items. The following information concerning merger-related items is presented in order to show their impact on net income and diluted net income per common share.

			(unaudited)
	Year Ended		Three Months Ended
	December 31,		December 31,
(in thousands, except per-share amounts)	2003	2002	2003	2002
Net income	$370,310	$325,641	$112,026	$95,858

Merger costs:
Costs associated with the acquisition of Sherwood Int’l plc (Sherwood):
Facility shut-down and severance costs	176	—	(89)	—
Costs associated with the acquisition of Caminus Corporation:
Purchased in-process research and development costs	910	—	—	—
Facility shut-down and severance costs	843	—	—	—
Costs associated with the acquisition of remaining interest in Brut, LLC	—	3,320	—	329
Costs associated with the acquisition of Guardian iT plc (Guardian):
Accounting, investment banking and other costs	—	903	—	—
Facility shut-down costs	2,317	9,503	2,317	(142)
Costs associated with the acquisition of Availability Solutions business of Comdisco, Inc.:
Gain on sale of non-operating facility	(6,563)	—	(6,563)	—
Adjustment of previously expensed facility shut-down and severance costs	(230)	(1,203)	(230)	—

	(2,547)	12,523	(4,565)	187

Other (income) expense:
Items related to the acquisition of Sherwood:
Loss on foreign currency purchased in advance of closing of the acquisition	1,105	—	—	—
Equity in after-tax loss for the period between the acquisition of a 29.5% interest and the completion of the acquisition	1,775	—	—	—
Items related to the acquisition of Guardian:
Gain on foreign currency purchased in advance of closing of the acquisition	—	(2,993)	—	—
Equity in after-tax loss for the period between the acquisition of a 24.9% interest and the completion of the acquisition	—	2,263	—	—

	2,880	(730)	—	—

Total merger-related items	333	11,793	(4,565)	187
Tax effect of merger-related items	(478)	3,223	(1,709)	108

After-tax effect of merger-related items	811	8,570	(2,856)	79

Net income, excluding merger-related items	$371,121	$334,211	$109,170	$95,937

Diluted net income per common share	$1.27	$1.12	$0.38	$0.33

Diluted net income per common share, excluding merger-related items	$1.27	$1.15	$0.37	$0.33

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (continued)

Note 2. Supplemental Income Statement Data

Effective September 30, 2003, the Company’s presentation of supplemental income statement information in its earnings release has been revised to include revenue from reimbursed expenses in the revenue for each segment. The operating margin is now calculated on that basis, as presented below.

	(unaudited)		(unaudited)
	2003		2002
	Three Months Ended		Three Months Ended				Year Ended
(in thousands)	March 31	June 30	March 31	June 30	Sept. 30	Dec. 31	Dec. 31, 2002
Revenues:
Investment support systems	$352,185	$394,023	$337,843	$349,105	$341,718	$379,477	$1,408,143
Availability services	288,296	290,900	238,017	239,067	285,070	290,346	1,052,500
Other businesses	34,080	49,040	32,363	35,156	33,127	31,948	132,594

	$674,561	$733,963	$608,223	$623,328	$659,915	$701,771	$2,593,237

Operating margin:
Investment support systems	19.1%	19.3%	22.9%	23.7%	21.5%	23.1%	22.8%

Availability services	22.9%	28.1%	19.3%	24.9%	25.2%	27.6%	24.5%

Other businesses	10.6%	11.7%	13.2%	16.2%	16.8%	11.3%	14.4%

Total	18.7%	20.6%	19.2%	22.0%	20.0%	23.0%	21.1%